Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of Cidara Therapeutics, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 18, 2016, with respect to the financial statements of Cidara Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, to be filed with the Securities and Exchange Commission on or about May 19, 2016.

/s/ Ernst & Young

San Diego, CA

May 19, 2016